Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 13, 2020 relating to the balance sheet of Arrived Homes, LLC as of July 13, 2020 (inception) and the related notes to the financial statement.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 22, 2020 relating to financial statements of 4203 W Lierly Lane (the carved-out operations of certain assets of Arrived Homes, LP), which comprise the balance sheet as of December 31, 2019 and the related statements of operations, changes in net parent investment, and cash flows for the period from July 25, 2019 (purchase date) to December 31, 2019, and the related notes to the financial statements.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 22, 2020 relating to financial statements of 4672 W Soapstone Drive (the carved-out operations of certain assets of Arrived Homes, LP), which comprise the balance sheet as of December 31, 2019 and the related statements of operations, changes in net parent investment, and cash flows for the period from October 11, 2019 (purchase date) to December 31, 2019, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

October 29, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com